EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Six Months Ended June 30, 2013

WOOSTER, Ohio, July 25, 2013 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $491,000 or $0.17 per diluted share for the quarter ended June 30, 2013, compared to $624,000 or $0.21 per diluted share for the quarter ended June 30, 2012. The decrease in earnings for the 2013 quarter compared to the 2012 quarter was primarily due to decreases in net interest income and noninterest income, and an increase in the provision (credit) for loan losses, partially offset by decreases in noninterest expense and provision for federal income taxes. The return on average equity and return on average assets for the 2013 quarter were 4.94% and 0.49%, respectively, compared to 6.24% and 0.62%, respectively, for the 2012 quarter.

Net interest income decreased $199,000 for the quarter ended June 30, 2013, compared to the quarter ended June 30, 2012. Interest income decreased $330,000 during the 2013 quarter mainly due to a continuation of the overall low market interest rate environment, partially offset by a shift in the Company's mix of earning assets from lower yielding securities into higher yielding loans. The low market rate environment has resulted in new originations at lower yields, the downward repricing of existing adjustable rate loans, an increase in refinancing of existing mortgage loans and increased securities prepayments and amortization of purchase premiums. Interest expense decreased $131,000 mainly due to a continuation of the overall low market interest rate environment that decreased the average rates paid combined with a decrease in the average balance of both deposits and borrowings compared to the prior year quarter.

Provision (credit) for loan losses increased $404,000 from $(394,000) during the 2012 quarter to $10,000 in the 2013 quarter. The increase was mainly due to a $394,000 reversal made in the 2012 quarter that was recorded as a result of several favorable allowance factor components that were not repeated in the 2013 quarter.

Noninterest income decreased $95,000 for the quarter ended June 30, 2013 compared to the quarter ended June 30, 2012. The decrease was primarily due to a $73,000 decrease in Trust income, a $23,000 decrease in gain on sale of loans, and an $18,000 decrease in service fees, charges and other operating income, partially offset by a $20,000 increase in gain (loss) on sale of foreclosed assets. The $73,000 decrease in Trust income was due to the completion of the transfer and assumption agreement between the Bank and Thomasville National Bank (TNB) during November of 2012 that transferred the Bank's Trust Department assets, and related income, from the Bank to TNB. The $23,000 decrease in gain on sale of loans was due to market price fluctuations which had a negative impact on the premium on loans sold compared to the prior year quarter. The $18,000 decrease in service fees, charges and other operating income includes a $26,000 decrease in fees earned on annuity sales, partially offset by $16,000 in facilities and equipment reimbursements from TNB, as a result of the trust transfer and assumption agreement mentioned above. The $20,000 increase in gain (loss) on sale of foreclosed assets was related to the sale of a residential real estate property previously held in foreclosed assets held for sale.

Noninterest expense decreased $552,000 for the quarter ended June 30, 2013 compared to the quarter ended June 30, 2012. The decrease was primarily due to a $364,000 decrease in salaries and employee benefits, a $35,000 decrease in provision for impairment on foreclosed assets held for sale, and a $144,000 decrease in other operating expenses. The decrease in salaries and employee benefits was mainly due to lower compensation costs resulting from the completion of the trust transfer and assumption agreement which eliminated several positions and the related salary and benefit costs compared to the prior year quarter, the absence of one-time severance expenses associated with the trust transfer and assumption agreement and staff attrition since the prior year quarter. The decrease in provision for impairment on foreclosed assets held for sale was due to a write-down of a foreclosed property held for sale in the prior year quarter. The decrease in other operating expenses was primarily due a decrease in Trust and legal expenses as a result of the trust transfer and assumption agreement, including related one-time charges, along with decreased marketing and other legal expenses compared to the prior year quarter.

For the six months ended June 30, 2013, net income totaled $1.1 million, or $0.37 per diluted share, compared to net income of $776,000, or $0.26 per diluted share, for the six months ended June 30, 2012. The increase in net income was primarily due to decreases in both the provision (credit) for loan losses, and noninterest expense, partially offset by decreases in net interest income and noninterest income, and an increase in provision for federal income taxes. The return on average equity and return on average assets for the six months ended June 30, 2013 were 5.36% and 0.53%, respectively, compared to 3.88% and 0.38%, respectively, for the six months ended June 30, 2012.

Net interest income decreased $385,000 for the six months ended June 30, 2013 compared to the six months ended June 30, 2012. Interest income decreased $718,000 during the 2013 period mainly due to a continuation of the overall low market interest rate environment, partially offset by a shift in the Company's mix of earning assets from lower yielding securities into higher yielding loans. Interest expense decreased $333,000 mainly due to a continuation of the overall low market interest rate environment that decreased the average rates paid combined with a decrease in the average balance of interest-bearing deposits and borrowings compared to the 2012 period.

Provision (credit) for loan losses decreased $524,000, to ($131,000) during the 2013 period compared to $393,000 during the 2012 period. The decrease was mainly due to the restructuring of commercial real estate loans allowing the release of required reserves as additional collateral was given to the Bank on several classified relationships during the first quarter of 2013 and continued favorable movement in the economic factors considered as part of management's analysis, partially offset by the effect of growth in the loan portfolio.

Noninterest income decreased $163,000 for the six months ended June 30, 2013 compared to the six months ended June 30, 2012. The decrease was primarily due to a $165,000 decrease in Trust income, and a $22,000 decrease in gain on sale of loans, partially offset by a $30,000 increase in gain on sale of foreclosed assets. The $165,000 decrease in Trust income was due to the completion of the transfer and assumption agreement as previously mentioned partially offset by $33,000 in facilities and equipment reimbursements from TNB in accordance with the agreement. The $22,000 decline in gain on sale of loans was due to market price fluctuations which had a negative impact on the premium on loans sold compared to the prior year period. The $30,000 increase in gain on sale of foreclosed assets was related to a $17,000 net gain on the sale of two residential properties in the current year period, compared to a $13,000 loss on the sale of a commercial real estate property in the prior year period.

Noninterest expense decreased $594,000 for the six months ended June 30, 2013 compared to the six months ended June 30, 2012. The decrease was primarily due to a $497,000 decrease in salaries and employee benefits, a $35,000 decrease in provision for impairment on foreclosed assets held for sale, and a $49,000 decrease in other operating expenses. The decrease in salaries and employee benefits was mainly due to lower compensation costs resulting from the completion of the trust transfer and assumption agreement which eliminated several positions and the related salary and benefit costs compared to the prior year period, the absence of one-time severance expenses associated with the trust transfer and assumption agreement and staff attrition since the prior year period, and a non-recurring health savings account contribution made in the prior year period that was not repeated in the current year period. The decrease in provision for impairment on foreclosed assets held for sale was due to a write-down of a foreclosed property held for sale in the prior year period. The decrease in other operating expenses was primarily due to declines in Trust service charges, legal, and audit accounting-related expenses, partially offset by increases in marketing, stationary printing and supplies and organization dues compared to the prior year period.

At June 30, 2013, the Company had total assets of $405.8 million, an increase of $3.7 million, or 0.9%, from total assets at December 31, 2012. Total deposits increased $4.4 million, primarily in savings and money market balances, while other short-term borrowings increased $1.3 million. These increases were used to fund a $2.0 million increase in total securities and a $1.9 million increase in net loans compared to December 31, 2012.

Total securities increased $2.0 million to $117.3 million at June 30, 2013 compared to $115.3 million at December 31, 2012 primarily due to investing the cash inflows from growth in deposits and other short term borrowings into short term instruments in the securities portfolio. Net loans increased $1.9 million to $249.7 million at June 30, 2013 compared to $247.8 million at December 31, 2012. Loan growth has been modest as the Company manages the level of risk within the portfolio. Management continues to focus on key areas of risk when reviewing potential credits, including interest rate and credit risk. Interest rate risk arises mainly from longer fixed rate loan terms. Credit risk arises mainly from loan structure and underwriting conditions. The effects of additional loan portfolio risks generated by competitive pressures in the Company's market area are evaluated relative to the projected returns to ensure acceptable financial performance over a long-term horizon.

The allowance for loan losses totaled $3.0 million, or 1.18% of gross loans, at June 30, 2013 compared to $3.3 million, or 1.32% of gross loans, at December 31, 2012. Non-performing assets, which consist of loans on non-accrual status and real estate owned, totaled $4.3 million at June 30, 2013, or 1.71% of total loans, a decrease of $1.3 million from the December 31, 2012 balance of $5.6 million, or 2.22% of total loans.

Deposits totaled $332.1 million at June 30, 2013, which reflects a $4.4 million, or 1.3%, increase from $327.7 million at December 31, 2012. This increase included a $1.5 million increase in demand deposits, and a $7.3 million increase in savings and money market accounts, partially offset by a $4.4 million decline in time deposits. The composition of deposits continues to shift from higher cost term deposits to lower cost liquid deposits due to the overall low level of market interest rates. Non-relationship term deposits that are maturing are being allowed to run off in favor of lower cost funding alternatives. Other short-term borrowings, which consist solely of repurchase agreements with commercial customers of the Bank, increased by $1.3 million and totaled $8.4 million at June 30, 2013. These repurchase agreements are offered by the Bank in order to retain commercial customer funds and to provide these commercial customers the opportunity to earn a return on a short-term secured transaction.

Stockholders' equity decreased by $1.2 million during the six months ended June 30, 2013, primarily due to dividends declared of $430,000, purchases of treasury stock totaling $558,000 as part of the Company's share buy-back program announced during 2012, and a $1.4 million decrease in accumulated other comprehensive income related solely to a decline in unrealized gains on available-for-sale securities, partially offset by net income of $1.1 million during the current year period.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months
	ended June 30,

	2013	2012

Quarterly Results

Net Interest Income	$ 2,947	$ 3,146
Net Income	$ 491	$ 624
Earnings Per Share:
Basic	$ 0.17	$ 0.21
Diluted	$ 0.17	$ 0.21
Return on Average Assets (Annualized)	0.49%	0.62%
Return on Average Equity (Annualized)	4.94%	6.24%

	For the Six Months
	ended June 30,

	2013	2012

Year to Date Results

Net Interest Income	$ 5,957	$ 6,342
Net Income	$ 1,069	$ 776
Earnings Per Share:
Basic	$ 0.37	$ 0.26
Diluted	$ 0.37	$ 0.26
Return on Average Assets (Annualized)	0.53%	0.38%
Return on Average Equity (Annualized)	5.36%	3.88%

	June 30,	December 31,
	2013	2012

End of Period Data

Total Assets	$ 405,789	$ 402,117
Stockholders' Equity to Total Assets	9.50%	9.89%
Shares Outstanding	2,905,999	2,961,346
Book Value Per Share	$ 13.27	$ 13.43

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Interest income	$ 3,534	$ 3,864	$ 7,133	$ 7,851
Interest expense	587	718	1,176	1,509
Net interest income	2,947	3,146	5,957	6,342
Provision (Credit) for loan losses	10	(394)	(131)	393
Net interest income after provision for loan losses	2,937	3,540	6,088	5,949
Noninterest income	398	493	785	948
Noninterest expense	2,663	3,215	5,393	5,987
Income before federal income taxes	672	818	1,480	910
Provision for federal income taxes	181	194	411	134
Net income	$ 491	$ 624	$ 1,069	$ 776

Earnings per share
Basic	$ 0.17	$ 0.21	$ 0.37	$ 0.26
Diluted	$ 0.17	$ 0.21	$ 0.37	$ 0.26

Dividends per share	$ 0.08	$ 0.07	$ 0.15	$ 0.13

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS

Cash and cash equivalents	$ 12,345	$ 12,055
Investment securities, net (1)	117,313	115,266
Loans receivable, net	249,653	247,849
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	6,921	7,088
Foreclosed assets held for sale, net	113	318
Bank-owned life insurance	8,863	8,723
Other assets	5,556	5,793
TOTAL ASSETS	$ 405,789	$ 402,117

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$ 332,100	$ 327,737
Other short-term borrowings	8,373	7,077
Federal Home Loan Bank Advances	21,277	21,217
Accrued interest payable and other liabilities	5,487	6,301
TOTAL LIABILITIES	367,237	362,332

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	35,975	35,975
Retained earnings	18,206	17,567
Shares acquired by ESOP	(532)	(572)
Treasury Stock, at cost - 1,072,732 and 1,017,385 shares at June 30, 2013 and December 31, 2012 respectively.	(15,481)	(14,923)
Accumulated other comprehensive income	(14)	1,340
TOTAL STOCKHOLDERS' EQUITY	38,552	39,785

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 405,789	$ 402,117
(1) Includes held to maturity classifications.
CONTACT: Myron Swartzentruber
         Senior Vice President
         Chief Financial Officer
         (330) 264-5767